UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 28, 2010

Loreto Resources Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-140148	20-5308449
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Av. Pardo y Aliaga 609 Off. 802
San Isidro, Lima 27, Peru
(Address of principal executive offices)	(Zip Code)

011 (511) 212-1880
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Information

Forward Stock Split with an “Ex” Date of January 29, 2009

On January 15, 2010, the Board of Directors of Loreto Resources Corporation (“Loreto” or, the “Company”) approved a 2-for-1 forward split (the “Forward Split”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in the form of a stock dividend.  The declaration date for the Forward Split was January 15, 2010, the record date was January 25, 2010, the payment date is January 28, 2010, the “ex” date is January 29, 2010 and the DTC effective date will be February 3, 2010.

The Forward Split will entitle each Loreto shareholder of record on January 25, 2010 to receive one additional share of Common Stock for each one share owned. Additional shares issued as a result of the Forward Split will be distributed beginning January 28, 2010. Shareholders do not need to exchange existing stock certificates and will receive new certificates reflecting the newly issued shares.

Business Developments

Loreto has terminated its recent discussions to acquire certain mining properties in Peru.

The Company continues to look for opportunities in the Latin American region. Loreto’s Board and Management have agreed that given the current market environment and interest, Loreto will focus its current and future efforts primarily on gold mining projects across the exploration and development stages. Although Loreto has not yet finalized decisions to pursue any particular opportunities, the Company has begun to identify and evaluate potential prospects in Peru and Colombia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loreto Resources Corporation

Date: January 28, 2010	By:	/s/ Luis F. Saenz
Luis F. Saenz
President and Chief Executive Officer